Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (this "Agreement"), dated as of August 30, 2012 (the "Effective Date"), is entered into by and between Cypher Entertainment Group LLC, a New York limited liability corporation ("Licensee"), and Beamz Interactive, Inc., a Delaware corporation ("Beamz"). Licensee and Beamz are each sometimes referred to herein as a "Party" and collectively as the "Parties."

I. BACKGROUND AND RECITALS

1.1 Beamz owns and has the right to grant licenses with respect to the Licensed IP (as hereinafter defined).

1.2 Licensee desires to obtain from Beamz, and Beamz hereby desires to grant to Licensee, a license to use the Licensed IP as further provided in this Agreement.

II. DEFINITIONS

The following terms shall have meanings ascribed to them below:

2.1 "Affiliate" means, with respect to either Party, any Person that (directly or indirectly) controls, is controlled by or is under common control with that party. "Control" of a Person means the power (directly or indirectly) to direct the management or policies of that Person, whether through ownership of voting securities, by contract, by agency or otherwise. For purposes of this Section, "Person" means a corporation, partnership, joint venture, association, individual or other entity.

2.2 "Beamz Content" means the musical song content, video content and other content developed for the Beamz Products or for the Smart Phone Beamz Player by Beamz or its partners, subcontractors or affiliates, including the musical content developed to allow each laser on a Beamz Product or the Smart Phone Beamz Player to play musical instruments or sound effects along with a background song, video song, or soundstage, all as may be supplemented from time to time by Beamz or its partners, subcontractors or affiliates.

2.3 "Beamz DJ Software" means the Beamz DJ software as currently marketed by Beamz, together with any future versions or derivative works thereof, or modifications or enhancement thereto.

2.4 "Beamz Player" means the Beamz Player and Beamz Pro interactive music system product families (including all DJ and other models and variations of such products), as currently marketed by Beamz, together with any future versions or derivative works thereof, or modifications or enhancement thereto, including (a) the addition of a MIDI port or capability or communication and use with any devices that accept or utilize MIDI; and (b) the addition of proximity control.

2.5 "Beamz Player Software" means the Beamz Player software as currently marketed by Beamz with the Beamz Player, together with any future versions or derivative works thereof, or modifications or enhancement thereto.

2.6 "Beamz Products" means the Beamz Player, the Beamz Content, the Beamz Software Engine, and the Beamz Software.

2.7 "Beamz Smart Phone Beamz Player Markets" means the following worldwide markets: amateur and professional disc jockey, amateur and professional musician, musical instrument dealer, education, retired/nursing home facilities and their customers, persons with special needs and physical rehabilitation needs, and similar markets.

2.8 "Beamz Software" means the Beamz Player Software, Beamz Studio Software, and Beamz DJ Software, together with any future versions or derivative works thereof, or modifications or enhancement thereto.

2.9 "Beamz Software Engine" means the software (including all source code, technology, documentation, architecture, intellectual property, and related materials) used to create interactive music, including but not limited to (a) the Beamz Software; (b) any software which is similar to Beamz Software or provides features and/or functionalities similar or comparable to the Beamz Software; and (c) all of the features and functionality and other items and descriptions which are the subject of Beamz's US Patent 8,178,773 (System and Methods for the Creation and Performance of Enriched Musical Composition).

2.10 "Beamz Studio Software" means the Beamz studio software as currently marketed by Beamz, together with any future versions or derivative works thereof, or modifications or enhancement thereto

2.11 "Gaming Products" means video games that are designed and developed by Licensee to be played on the Smart Phone Beamz Player.

2.12 "Intellectual Property" means any and all current and future patents and patentable rights, patents pending, continuations, enhancements, know how, rights in mask works, copyrights, trademarks (including service marks), technology, trade secrets, specifications, software, drawings and design rights whether registered or unregistered, and including any application for registration and any registration of any of the foregoing, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these, which may subsist anywhere in the world.

2.13 "Licensed IP" means the Intellectual Property pertaining or relating to (a) the Beamz Content; (b) the Beamz Products; (c) the Beamz Software and Beamz Software Engine; and (d) the patents, patents pending, and trademarks listed on Schedule A hereto, which Schedule A may be amended by mutual written agreement of the Parties from time to time; (d) the Beamz brand; and (e) any derivative works, modifications, enhancements, or future versions or generations of the foregoing in this Section 2.13.

2.14 "Licensee Content" means Gaming Products, Licensee Developed Music Content and any other content developed by Licensee for use on the Smart Phone Beamz Player.

2.15 "Licensee Markets" means the worldwide mass consumer market (including major retailers on-line and in retail store channels) and all other sales channels and markets other than the Beamz Smart Phone Beamz Player Markets.

2.16 "Manufacturing License" has the meaning set forth under Section 3.1(h).

2.17 "Smart Phone" means a handheld cellular telephone with built in applications and internet access, such as an iPhone, a Droid smart phone, or other similar smart phones, but does not include any other device with telephone capabilities, including a tablet computer, laptop computer or desktop computer or any other similar device.

2.18 "Smart Phone Beamz Player" means two new Smart Phone design versions (an iPhone version and a Droid version) of the Beamz Player (Model C4) interactive music system product to be developed by Licensee under this Agreement that will use a Smart Phone to operate the Beamz laser controller, and includes such other features, compatibility, and capabilities as determined by mutual written agreement of Beamz and Licensee.

2.19 "Smart Phone Beamz Player Software" means the software used with the Smart Phone Beamz Player together with any future versions or derivative works thereof, or modifications or enhancement thereto developed, as determined by mutual agreement of Beamz and Licensee.

2.20 "Subject Content" means the Licensed IP, the Licensee Content, or the Beamz Content.

2.20 "Term" has the meaning set forth under Section 8.1 below. 2.21 "Unit" means one unit of any Smart Phone Beamz Player. Ill. GRANT OF LICENSE; ADDITIONAL AGREEMENTS

3.1 During the Term, and subject to the terms and conditions of this Agreement, including, but not limited to Section 3.2 and Section 4.5, Beamz hereby grants to Licensee the following:

(a)A worldwide, non-exclusive, non-transferable, non-sublicensable right and license to use, sell, market, and distribute up to 50 songs of the Beamz Content in conjunction with the sale of the Smart Phone Beamz Player in the Licensee Markets. Licensee will include a mutually agreeable range of Beamz Content with each Smart Phone Beamz Player manufactured or sold by or on behalf of Licensee. Licensee will be responsible for any production and media costs, if any, associated with including the Beamz Content with the Smart Phone Beamz Player.

Licensee may also develop and include Licensee Content and any other content it desires, without any approval requirement, except it may not develop or include any music content other than Licensee Developed Music Content as provided in Section 5.10 below.

(b) Subject to the other provisions of this Agreement, including, but notlimited to Section 3.2 and Section 4.5, a worldwide, exclusive, non-transferable, nonsublicensable right and license to use the Licensed IP (the "Manufacturing License") solely to (i) manufacture the Smart Phone Beamz Player in accordance with this Agreement; (ii) sell the Smart Phone Beamz Player in the Licensee Markets; (iii) develop and market Gaming Products; and (iv) manufacture and market any other products approved in writing by Beamz pursuant to Section 5.3 and added to this Agreement as an addendum.

3.2 Notwithstanding any other provision of this Agreement,

(a) Beamz may purchase Smart Phone Beamz Players directly from Licensee or Licensee's contract manufacturer or Beamz may choose to directly contract with a manufacturer that is chooses for the manufacturing of the Smart Phone Beamz Player in order to sell the Smart Phone Beamz Player in the Beamz Smart Phone Beamz Player Markets provided, however, Beamz will not directly contract manufacture the Beamz Player unless in Beamz reasonable judgement — after one 90 day written notice - Licensee is not able to meet Beamz requirements in a timely and quality manner. For so long as Licensee delivers to Beamz the Minimum Obligations (as defined below) within the period of time specified in Article IV below, Beamz agrees that Beamz shall not: (a) except as set forth in the foregoing sentence, manufacture, or have manufactured, any Smart Phone Beamz Player or Beamz Player that is powered by a Smart Phone except in conjunction with, or approved by, Licensee (which approval shall not be unreasonably withheld or delayed); or (b) license the Licensed IP for use by any other person or entity to make a Beamz Player that is powered by a Smart Phone..

(b) Beamz shall have the right to (i) manufacture and market the Beamz Products (together with any future versions or derivative works thereof, or modifications or enhancement thereto) and (ii) license the Licensed IP to any other person or entity for any other purposes other than as set forth in Section 3.1 above, provided, however, that should a licensee desire to make a hardware product that utilizes the Licensed IP and a Smart Phone in the Licensee Markets, such license must be approved by Licensee, which approval will not be unreasonably withheld or delayed.

(c) Beamz may develop, manufacture and/or license and market single beam products that may be powered by a Smart Phone or otherwise (i.e. "Finger Beamz") and such products shall not be subject to this Agreement; provided, however, any mass retail and retail distribution channels used to market such products must be approved by Licensee, which approval will not be unreasonably withheld or delayed.

(d) Licensee may not sell Smart Phone Beamz Players to the Beamz Smart Phone Beamz Player Markets, except Licensee may sell Smart Phone Beamz Players to educational institutions that are not materially focused on special needs; provided, however, Licensee may not sell to any special needs channels.

IV. ROYALTY & OTHER PAYMENT OBLIGATIONS

4.1 For the purposes of this Agreement, the "Minimum Obligations" means the following:

(a) Licensee will demonstrate to Beamz, as reasonable requested by Beamz, ongoing development and production progress on both the iphone and Droid version of the Smart Phone Beamz Player, and will complete the development and production of such products no later than December 31, 2014.

(b) Licensee must use its reasonable commercial efforts to promote the sales and marketing of the Smart Phone Beamz Players, and share the details of such plans with Beamz.

4.2 For each Smart Phone Beamz Player purchased from its contract manufacturer by Licensee, Licensee will pay Beamz a royalty (within 30 days of the shipment to Licensee customers) for the use and administration of the Beamz Content developed by Beamz for the Smart Phone Beamz Player or required to be included on or with such Smart Phone Beamz Player pursuant to Section 3.1(a) equal to $1.50/Unit plus 100% of the out-of-pocket third-party royalties associated with such Beamz Content. Licensee will have the right to choose from Beamz's available song list the required Beamz Content to be included with any Smart Phone Beamz Player so as to minimize third party out-of-pocket royalties; it being agreed and understood that no additional out-of-pocket third party royalties will be charged on any Beamz original content or any Beamz free style "drop and jam" songs that are included as part of the songs to be included with the Smart Phone Beamz Player.

4.3 For each Unit of the Smart Phone Beamz Player sold by Licensee during any calendar quarter, Licensee will pay Beamz a royalty equal to thirteen percent (13%) of the price paid to Licensee's contract manufacturer or supplier for such Smart Phone Beamz Player.

4.4 For each Unit of the Smart Phone Beamz Player sold by Beamz, Beamz will pay Licensee a royalty equal to thirteen percent (13%) of the price paid to the contract manufacturer or supplier for such Smart Phone Beamz Player. If Beamz purchases the Smart Phone Beamz Player from Licensee, such purchase price will equal the contract manufacturer cost plus 13%.

4.5 Except as described in Section 4.2, all payments owed under this Article IV shall be made on a calendar quarterly basis within thirty (30) days after the end ofeach calendar quarter. If Licensee fails to meet the Minimum Obligations after thirty (30) day written notice by Beamz and failure to cure, then (a) the license set forth in Section 3.1(b) shall thereafter be a non-exclusive license and (b) Beamz shall have the right to directly or indirectly develop, manufacture, market, sell and license the Smart Phone Beamz Player or any other Beamz Player powered by a Smart Phone without restriction whatsoever (including, without limitation, the restrictions set forth in Section 3.1 or Section 3.2 above).

4.6 Within thirty (30) days after the end of each calendar quarter during the Term, commencing with the calendar quarter ending September 30, 2012, Licensee shall deliver to Beamz a written a report detailing (a) the number and price of Units of Smart Phone Beamz Players purchased from its contract manufacturer or supplier and (b) the number and price of Units of Smart Phone Beamz Players sold during such calendar quarter (the "Licensee Royalty Report").

4.7 Within thirty (30) days after the end of each calendar quarter during the Term, commencing with the calendar quarter ending September 30, 2012, Beamz shall deliver to Licensee a written a report detailing (a) the number and price of Units of Smart Phone Beamz Players purchased from its contract manufacturer or supplier and (b) the number and price of Units of Smart Phone Beamz Players sold during such calendar quarter (the " Beamz Royalty Report"). Each of the Licensee Royalty Report and the Beamz Royalty Report may be referred to herein as a "Royalty Report".

4.8 Each Party (the "Audited Party") will permit the other Party (the "Auditing Party") and its accountants and advisors, twice each year, to audit the Audited Party's books and records related to the content of the Audited Party's Royalty Report, at reasonable times and with reasonable notice, for the purpose of verifying the Audited Party's adherence to the terms and conditions of this Agreement. Any requested audit will be conducted during the Audited Party's regular business hours. All out-of-pocket costs associated with an audit will be paid by the Auditing Party, unless the audit discovers a discrepancy of five percent (5%) or more in the amounts reported in the audited Royalty Report, in which case all reasonable out-of-pocket costs will be paid by the Audited Party. If the audit determines that any royalties were not paid, then the Audited Party shall immediately pay such royalties to the Auditing Party by wire transfer to an account specified in writing by the Auditing Party.

4.9 Within sixty (60) days of the execution of this Agreement Beamz will issue to Licensee 25,000 shares of Beamz Series D Convertible Preferred Stock, which is currently convertible into 250,000 shares of Beamz common stock pursuant to the Certificate of Designations for such Series D Convertible Preferred Stock.

V. DEVELOPMENT, FUNDING, OWNERSHIP, & OTHER ITEMS

5.1 Subject to the mutual written approval of Beamz and Licensee, Licensee will manage the development of the Smart Phone Beamz Player and the Smart Phone Beamz Player Software with such features, compatibility and capabilities as mutually agreed in writing by Beamz and Licensee. Beamz and Licensee hereby agree to the iPhone Smart Phone Beamz Player features, compatibility, and capabilities set forth in Schedule B.

5.2 Licensee shall pay all development costs (including, without limitation, the start-up of production, and software for the new products) associated with such development — including both the iPhone version and the Droid version of the product. Notwithstanding the foregoing, the Smart Phone Beamz Player product designs and the Smart Phone Beamz Player Software shall be jointly owned by Beamz and Licensee.

5.3 Licensee shall provide Beamz with copies of all designs, gerbers, specifications, bills of materials, source code, documentation, and other materials related to the Smart Phone Beamz Player and the Smart Phone Beamz Player Software within 10 days of a request by Beamz for such items.

5.4 Should Beamz use a material portion of the Smart Phone Beamz Player Software code substantially in its original form for a product other than the Smart Phone Beamz Player, Beamz will pay Licensee a royalty equal to five (5%) of the net sales price received by Beamz for the sale of such software. Should the software be bundled with a hardware product, the royalty will be equal to 5% of the relative value of the software in such bundle.

5.5 Any additional future Smart Phone products Licensee desires to develop shall be subject to the approval by Beamz, which approval shall not be unreasonably withheld. The cost of such development will be funded as mutually agreed by Beamz and Licensee. Such new products will be subject to the requirements and royalties in Sections 4.2 and 4.3 and the other provisions of this Agreement.

5.6 Licensee & Beamz Intellectual Property. Upon mutual agreement, Licensee may from time to time develop additional software related to the Beamz Products as approved in writing by Beamz, which software will be jointly owned by Beamz and by Licensee and may be sold and distributed by both Licensee and Beamz (the "Developed Software"). Both parties will have the right to receive a copy of all source code and other information related to the Developed Software. The Parties hereby specifically agree that Licensee will develop a MAC computer version of the current Beamz Player Software (the "MAC Software"), which will be Developed Software. Licensee shall pay all development costs (including, without limitation, the development, start-up, testing and related items for the new software) associated with such development. Licensee shall provide Beamz with copies of all designs, gerbers, specifications, bills of materials, source code, documentation, and other materials related to the MAC Software. Notwithstanding the foregoing, the MAC Software shall be jointly owned by Licensee and by Beamz.

5.7 Cost Responsibility. Except as specified herein, Beamz and Licensee will each be responsible for all its own costs, working capital, sales and marketing programs, and other items related to such Party's manufacturing, sales, marketing and distribution of the Smart Phone Beamz Player and Smart Phone Beamz Player Software.

5.8 Noncompete Agreement. During the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement Licensee hereby agrees not to compete (including developing competing content and software products), directly or indirectly, with the Beamz Products or the sales and marketing of the Beamz Products.

5.9 Mutual Agreements: For the purposes of "mutual agreement" in this Section 5, Beamz shall not unreasonably withhold or delay consent to any reasonable request to develop that Licensee may request in writing, except that consent may be withheld for any legitimate legal, business, or material reason in Beamz's sole judgement

5.10 Licensee Music Content Development: Licensee may make music content for the Smart Phone Beamz Player, but not for any other Beamz Products ("Licensee Developed Music Content") provided that such content meets the following criteria:

(a) Licensee may make any generic music content that is not developed to be played with any artist song, or that does not include a remake or original of any artist song.

(b) Licensee will coordinate such development planning in advance of any development with Beamz.

(c) Licensee must secure all necessary music licenses before offering such Licensee Developed Music Content for sale.

(d) Licensee will use its reasonable commercial efforts to make all of Beamz Content available wherever it offers the Licensee Developed Music content for sale (i.e. on itunes or elsewhere).

(e) Beamz will have the right to offer the Licensee Developed Music Content for sale on Beamz web properties, subject to a 50/50 revenue share on any such sales. Licensee will provide such content to Beamz to post on its web properties for sale prior to offering it for sale in any channel.

(f) Licensee will pay Beamz a revenue share equal to 10% of all revenues received by Licensee from the sale of the Licensee Music Content Development.

VI. BRANDING AND TRADEMARK USAGE

6.1 During the Term, and subject to the terms and conditions of this Agreement, Beamz hereby grants to Licensee the worldwide, non-exclusive, nontransferable, non-sublicensable right and license to use the name and trademark "Beamz" in conjunction with the distribution, marketing and sale of the Beamz Content, the Beamz Software and the Smart Phone Beamz Player hereunder. All Licensee branding, packaging, and all related product and marketing materials, TV advertisements, and other related promotional material will prominently feature the Beamz brand and logo in a manner approved in writing by Beamz. All such items will also include compliance with any branding guidelines established by Beamz from time to time as well as any appropriate legal notices specified by Beamz from time to time. Licensee may choose to use a different product name for the Smart Phone Beamz Player (ie. IV or otherwise), provided, however, in such case Licensee will prominently feature the designation "Powered By Beamz" in all packaging, marketing materials, web sites, and the like, which design and application will be required to be approved in writing by Beamz prior to sale and distribution of the Smart Phone Beamz Player. Such approval shall not be unreasonably withheld or delayed.

VII. TITLE AND OWNERSHIP

7.1 Licensee hereby expressly acknowledges and agrees that, as between Licensee and Beamzthe ownership of, and all right, title and interest in, to and under, the Licensed IP, is and will remain vested solely in Beamz. Except as otherwise provided herein, Licensee will not have access to or permission to use in any manner the Beamz Products, the Beamz Content, the Beamz Software, the Beamz Software Engine, the Beamz name or trademark, or any other Licensed IP without the express written consent of Beamz. All rights not expressly granted herein are reserved by Beamz.

VIII. TERM

8.1 The term of this Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years thereafter (the "Initial Term"); provided, however, that (a) this Agreement will automatically extend for an additional one (1) year period (an "Extension Term") unless Licensee has not sold at least 20% of the Annual Minimum Sales Requirement specified in Section 4.1 during the prior calendar year and either Party provides written notice of cancellation at least 90 days prior to the expiration of the Initial Term, or (b) if Licensee fails to make payment of any royalties hereunder within the time period set forth herein, and such failure continues for a period of five (5) days after delivery of written notice by Beamz to Licensee, then either Party may terminate this Agreement upon written notice to the other Party. The Initial Term, together with any Extension Terms (if applicable), are referred to together in this Agreement as the "Term." Notwithstanding anything in this Agreement to the contrary, all amounts due under this Agreement at the time of the termination or expiration of this Agreement shall be due and payable in full at the time of such termination, and such obligation, as well as the rights and obligations of the Parties set forth in Articles IX and XI below, shall survive such termination or expiration.

IX. CONFIDENTIALITY

9.1 The Parties each recognize that they may exchange "Confidential Information" (as defined below) during the Term. For purposes of this Article VIII, the Party disclosing such Confidential Information shall be referred to as the "Discloser," and the Party receiving such Confidential Information shall be referred to as the "Recipient."

9.2 Recipient has no rights or interest in any Confidential Information of Discloser, and during the Term and thereafter, Recipient shall not use, for Recipient's own benefit (except to perform its obligations under and to effectuate the intent of this Agreement), or disclose to any other person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or affiliates that are given access to Discloser's Confidential Information will be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

9.3 For purposes of this Agreement, "Confidential Information" shall mean any confidential information relating to either Party or its business including, but not limited to, information and data concerning names and other characteristics of actual or potential customers of Discloser that such Party has procured in accordance with this Agreement, unpublished financial information including sales and cost figures and projections, tax records and calculations, accounting procedures, personnel records, and the processes or techniques employed or being evaluated by Discloser, and related know-how and information, now and hereafter developed. "Confidential Information" shall not include information which is (i) now or which subsequently becomes (otherwise than in breach of this Agreement) public knowledge; (ii) properly known to Recipient at the time of receipt of the same from Discloser; (iii) at any time received in good faith by the Recipient from a third party having the right to disclose the same; or (iv) independently developed by Recipient, provided that the person or persons developing the same have not used the Confidential Information of Discloser.

9.4 Upon the expiration, termination or cancellation of this Agreement for any reason, Recipient shall, upon request by Discloser, return all physical embodiments of the Confidential Information received from Discloser, and Recipient shall continue for a period of five (5) years to treat as strictly confidential all Confidential Information received from Discloser. Recipient shall not release any Confidential Information to any other person or entity, either by declaration, deposition or as a witness except upon prior written notice to Discloser, which notice shall provide reasonable opportunity for Discloser to take any appropriate measures, and Recipient shall fully cooperate with Discloser, to provide for the confidential treatment of all such Confidential Information so disclosed. Discloser shall be entitled to obtain an injunction or restraining order by any court of competent jurisdiction to enjoin or restrain the unauthorized use or disclosure by Recipient of any Confidential Information, along with all other remedies available at law and the costs and reasonable attorneys' fees related to enforcing this Agreement.

9.5 The provisions of this Article IX shall survive for a period of five (5) years following the termination or expiration of this Agreement.

X. INFRINGEMENT BY OTHERS

10.1 In the event during the Term there is any apparent infringement, by third parties of the Licensed IP, the Parties agree that Beamz shall have the sole right to proceed against such infringers at Beamz's sole discretion. All recoveries had or obtained in such suit shall belong to Beamz. Each Party shall promptly provide the other Party notice of any potential infringement. The rights granted herein in no way imply or grant a license or other rights to any of the Beamz patents, patentable inventions, software or technology or intellectual property. Licensee and its Affiliates acknowledge and agree not to bring any action seeking to invalidate or render unenforceable any of Beamz's patents.

XI. INDEMNIFICATION

11.1 Each Party (the "Indemnifying Party") agrees at its expense to defend and indemnify the other Party (the "Indemnified Party") for damages and reasonable costs incurred in any suit, claim or proceeding brought by a third party against the Indemnified Party alleging that the Subject Content furnished by the Indemnifying Party and used within the scope of this Agreement infringes any third party's intellectual property rights (including, without limitation, any copyright, trademark or trade secret right); provided that each Indemnifying Party is promptly notified of any claim or suit brought against such Indemnified Party in respect of which such Indemnified Party intends to invoke the provisions of this Section 11.1, although the failure to so notify the Indemnifying Party shall not release the Indemnifying Party from its obligations under this Section 11.1 so long as the Indemnifying Party has not been materially prejudiced by such failure. Beamz shall be deemed to have furnished the Licensed IP and the Beamz Content and Licensee shall be deemed to have furnished the Licensee Content and the portion of Smart Phone Beamz Player Software and Smart Phone Beamz Player developed under this Agreement. The Indemnifying Party shall be responsible for the defense of any such action, and shall provide and keep the Indemnified Party fully informed on a current basis of the defense and/or settlement of such claim or suit. The Indemnified Party shall reasonably cooperate in the defense of such claim or suit and shall have the right, but no obligation, to participate in the defense thereof at the Indemnified Party's sole cost and expense.

11.2 Each Party agrees at its expense to defend and indemnify the other Party for damages and reasonable cost incurred in any claim, suit or proceeding brought by any third party against the Party that owns the rights to the Subject Content alleging that any improvements made by such indemnifying Party to the Subject Content infringes any third party's copyright, trademark or trade secret right.

11.3 EXCEPT FOR CLAIMS MADE BY THIRD PARTIES, NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOSS OF INCOME, PROFITS OR GOODWILL) ARISING UNDER OR IN RELATION TO THIS AGREEMENT WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, INTENDED CONDUCT, TORT OR OTHERWISE AND EACH PARTY HEREBY WAIVES ANY CLAIMS WITH RESPECT THERETO. IN CONNECTION WITH THE CONDUCT OF ANY LITIGATION WITH THIRD PARTIES RELATING TO ANY LIABILITY OF ONE PARTY TO THE OTHER OR TO SUCH THIRD PARTIES, THE ONE PARTY SHALL HAVE ALL RIGHTS (INCLUDING THE RIGHT TO ACCEPT OR REJECT SETTLEMENT OFFERS AND TO PARTICIPATE IN SUCH LITIGATION) WHICH ARE APPROPRIATE TO ITS POTENTIAL RESPONSIBILITIES OR LIABILITIES.

XII. DISCLAIMER OF WARRANTIES

12.1 NEITHER BEAMZ NOR LICENSEE MAKE ANY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OTHER THAN AS EXPRESSLY SET FORTH HEREIN, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

13.1 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Neither Party may assign this Agreement or any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent may not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any purchaser of all or substantially all of the assets of such Party or to any entity which acquires such Party in a merger or consolidation whereby such Party is not the surviving entity, without the consent of the other Party. Any permitted assignment of this Agreement by either Party shall not relieve or release such Party from any of its duties or obligations under this Agreement. Each and every permitted successor and permitted assign to the interests of either Party to this Agreement shall hold such interests subject to the terms, conditions and provisions of this Agreement.

13.2 Except as otherwise provided for in this Agreement, all disputes, claims and controversies between the Parties concerning this Agreement shall be submitted to arbitration before a panel of three arbitrators who shall apply applicable state and U.S. federal law. The arbitration shall be conducted according to the commercial arbitration rules of the American Arbitration Association. A Party shall commence arbitration under this Section by submitting a concise statement of its claim and a demand for arbitration to the other Party and to the American Arbitration Association. The decision and award of the arbitrators shall be fmal and binding, and the award so rendered may be entered in any court having jurisdiction thereof The arbitration shall be held in Dallas, Texas or New York, New York, United States of America, or such other location as mutually agreed to by the Parties. Nothing in this Agreement shall preclude a Party from seeking equitable or injunctive relief from a court on an emergency, temporary or expedited basis prior to the pendency of an arbitration proceeding; provided that the arbitration panel, once appointed, shall have the power and authority to modify or rescind such relief

13.3 This Agreement, and the rights and obligations of the Parties hereunder, shall be construed and enforced in accordance with the laws of the State of Texas, United States of America, without regard to its choice of law principles.

13.4 All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, recognized overnight delivery service, recognized courier service or facsimile as follows:

To Licensee	Cypher Entertainment Group LLC
10 W. 33rd, Suite 220
New York, New York, 10001
Attention: David Braha

To Beamz:	Beamz Interactive, Inc.
16039 North 82nd Street
Scottsdale, Arizona 85260
Attn: Charles R. Mollo, CEO

Either Party may change its address or facsimile number by giving the other party notice of such change in accordance with this Section. A notice shall be deemed given (a) if by personal delivery, on the date of such delivery, (b) if by certified mail, on the date shown on the applicable return receipt, (c) if by courier service or overnight delivery service, on the day delivered, or (d) if by facsimile, on the date of transmission.

13.5 This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and supersedes all prior or contemporaneous proposals, oral or written, understandings, representations, conditions and all other communications between the Parties relating to such subject matter. Any other terms or conditions shall not be incorporated herein or be binding upon either Party unless expressly agreed to in writing by both Parties. This Agreement may not be amended without the prior written agreement of both Parties.

13.6 If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both Parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void. Further, this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same intended objective. If the remainder of this Agreement shall not be affected by such illegal, unenforceable or void provision and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

13.7 No delay or omission by either Party to exercise any right or power hereunder shall impair any right or power or be construed to be a waiver thereof A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other Party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise, and may be enforced concurrently therewith or from time to time.

13.8 Each Party is an independent contractor. No employment relationship is created by this Agreement. Each Party's employees and sub-contractors will be under the sole and exclusive direction and control of that Party, will not be considered employees of the other Party for any purpose, and are ineligible for any employee benefits from the other Party. Each Party shall comply with all relevant and applicable U.S. and international local, state, and federal requirements, ordinances, regulations, and laws pertaining to the performance of this agreement.

13.9 Captions, headings and titles in this Agreement are for reference purposes only and are neither part of this Agreement nor to be used for purposes of interpreting the Parties' intent.

13.10 This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the Parties.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.